UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                 Odwalla, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   676111107
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (CONTINUED ON FOLLOWING PAGE(S))

CUSIP No. 676111107                                            Page 2 of 7 Pages
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Hartford Investment Management Company
                                                                      06-1051282
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Connecticut
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                  5     Sole Voting Power


NUMBER OF               --------------------------------------------------------
SHARES            6     Shared Voting Power
BENEFICIALLY
OWNED AS OF             -0-
DECEMBER 31,            --------------------------------------------------------
1996 BY EACH      7     Sole Dispositive Power
REPORTING
PERSON WITH
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        -0-
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      -0-

      (Not to be construed as an admission of beneficial ownership)
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.00%
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12    Type of Reporting Person*

      IA
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

CUSIP No. 676111107                                            Page 3 of 7 Pages
-------------------                                            -----------------

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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Hartford Capital Appreciation Fund, Inc.
                                                                      22-2481744
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Connecticut
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                  5     Sole Voting Power


NUMBER OF               --------------------------------------------------------
SHARES            6     Shared Voting Power
BENEFICIALLY
OWNED AS OF             -0-
DECEMBER 31,            --------------------------------------------------------
1996 BY EACH      7     Sole Dispositive Power
REPORTING
PERSON WITH
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        -0-
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      -0-

      (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.00%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IV
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

CUSIP No. 676111107                                            Page 4 of 7 Pages
-------------------                                            -----------------

Item 1(a)     Name of Issuer:
                      Odawalla, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   3500 Coast Highway One
                   Drawer O
                   Davenport, CA 95017

Item 2(a)     Name of Person Filing:
                   The Hartford Investment Management Company
                   Hartford Capital Appreciation Fund, Inc.

Item 2(b)     Address of Principal Business Office:
                   200 Hopmeadow Street
                   Simsbury, CT 06070

Item 2(c)     Citizenship:
                   The Hartford Investment Management Company-Connecticut Hartford Capital Appreciation Fund, Inc. - Maryland

Item 2(d)     Title of Class of Securities:
                   Common Stock

Item 2 (e)    CUSIP Number:
                   676111107

Item 3.       Type of Reporting Person:
                   The Hartford Investment Management Company, as a management investment adviser.

                   Hartford Capital Appreciation Fund, Inc.
              as a registered management investment company.

CUSIP No. 676111107                                            Page 5 of 7 Pages
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Item 4.       Ownership as of December 31, 1996:

              (a)  Amount Beneficially Owned:

                   -0- shares of common stock beneficially owned
                   including:
                                                              Number of Shares
                                                              ----------------
              The Hartford Investment Management Company            -0-
              Hartford Capital Appreciation Fund, Inc.              -0-

              (b)  Percent of Class: 0.00%

              (c) For information on voting and dispositive power with respect to the above listed shares, see items 5-8 of cover pages.

Item 5.       Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: (X)

Item 6.       Ownership of More than Five Percent on behalf of Another
              Person: N/A

Item. 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company: N/A

Item 8.       Identification and Classification of Members of the Group:
                   N/A

Item 9.       Notice of Dissolution of Group:    N/A

Item 10.      Certification:

        By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary

CUSIP No. 676111107                                            Page 6 of 7 Pages
-------------------                                            -----------------

course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 676111107                                            Page 7 of 7 Pages
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        Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   2/10/97                 The Hartford Investment Management Company*


                                /s/ Michael O'Halloran
                                -----------------------------
                                Michael O'Halloran
                                General Counsel and Secretary

*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, between The Hartford Investment Management Company and Hartford Capital Appreciation Fund, Inc., this Schedule 13G is filed on behalf of each of them.

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

        Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated: February 10, 1997

The Hartford Investment Management Company


By:  /s/ Michael O'Halloran
     -----------------------------
     Michael O'Halloran
     General Counsel and Secretary


Hartford Capital Appreciation Fund, Inc.


By:  /s/ Michael O'Halloran
     -----------------------------
     Michael O'Halloran
     Vice President, Secretary and General Counsel